NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 6, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 24, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SeaCube Container Leasing Ltd. and SC Acquisitionco Ltd and 2357575 Ontario Limited a wholly-owned subsidiary of Ontario Teacher's Pension Plan Board became effective on April 24, 2013. Each Common Share of SeaCube Container Leasing Ltd. was converted into $23.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 25, 2013.